Exhibit 99.1
Domo Welcomes Joy Driscoll Durling, Chief Information and Digital Enablement Officer of Vivint Smart Home, to its Board of Directors

Silicon Slopes, Utah. April 16, 2020. Domo (Nasdaq: DOMO) today announced that Joy Driscoll has joined its board of directors.

Ms. Durling has served as chief information and digital enablement officer at Vivint Smart Home Inc. (Nyse: VVNT) since February 2017. Prior to Vivint, Joy held various leadership positions during her 12-year tenure at Adobe Systems Inc. As a vice president, she was a strategic advisor to Adobe’s chief technology officer and led product roadmap planning for Adobe's Cloud Platform. She also served as chief of staff to the chief information officer, focusing on enterprise architecture, portfolio management, mergers and acquisitions, as well as running all aspects of the global IT organization of 950 employees during Adobe’s successful transition to a SaaS.

Prior to Adobe she served various roles at Macromedia and Andersen Business Consulting.

She will be taking the seat of long time Domo board member, Fraser Bullock.

Domo founder and CEO Josh James, said, “We’re thrilled to welcome Joy to our board. Her breadth and depth of technical and operational SaaS leadership at multiple public companies will be extremely valuable as we enter our next stage of growth. Additionally, her CIO perspective and experience as a Domo customer, will be great assets as we continue to put customers at the center of all we do.”

James also noted, “Fraser has been a trusted mentor and advisor to me and my companies for almost two decades. I am happy for him that he will be spending more time with his family, but I will miss him and his guidance and I’ll continue to call him in an unofficial capacity. I’m forever indebted to his steady hand over the years.”

About Domo:
Domo is the Business Cloud, empowering organizations of all sizes with BI leverage at cloud scale, in record time. With Domo, BI-critical processes that took weeks, months or more can now be done on-the-fly, in minutes or seconds, at unbelievable scale. For more information about how Domo (Nasdaq: DOMO) helps its customers go fast, go big and go bold, visit www.domo.com. You can also follow Domo on Twitter, Facebook and LinkedIn.

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